Exhibit 10.1
                                                                    ------------

                              Aircastle Advisor LLC
                       300 First Stamford Place, 5th Floor
                           Stamford, Connecticut 06902


April 12, 2007

Michael Inglese

Dear Mike:

         It is with great pleasure that we extend to you an offer to join Aircastle Advisor LLC (the "Company" or "Aircastle"), a wholly owned subsidiary of Aircastle Limited.

         The details relating to our offer of employment are set forth below. Your responsibilities may change from time to time in accordance with the Company's business practices.


Title:                    Chief Financial Officer.
-----

Start Date:               April 12, 2007.
----------

Location:                 Stamford, CT, or another location subsequently
--------                  specified by the Company within 60 miles of Stamford,
                          CT.

Base Salary:              Your base salary shall be paid at the rate of
-----------               US$300,000, less statutory and voluntary deductions,
                          payable in accordance with the regular payroll practices of the Company.

Discretionary Bonus:      In addition, you are eligible to receive a
--------------------      discretionary annual bonus, however, nothing in this
                          offer letter will entitle you to a discretionary bonus payment, except that you shall be paid a guaranteed bonus in respect of calendar year 2007 (the "2007
                          Guaranteed Bonus") in an amount equal to $450,000 in cash. The 2007 Guaranteed Bonus will be paid in January 2008. The description of the Company's bonus plan does not amount to a contract of employment for a definite period of time, and payment of a discretionary bonus in any given fiscal or calendar year does not entitle you to additional compensation or any such bonus in any subsequent year. In order to be eligible for any bonus while employed by the Company, you must be an active employee at, and not have given or received notice of termination prior to, the time of the bonus payment. For the sake of clarity, you are not entitled to any portion of any discretionary bonus if your employment terminates for any reason prior to the payment of any such bonus, except, in the case of the 2007 Guaranteed
                          Bonus, as provided below.

Co-invest:                Within six months following your Start Date, and
----------                subject to compliance with the Company's trading
                          policy and applicable law, it is understood that you will purchase 35,000 shares of Aircastle Limited at market price on the date of purchase.

Benefits:                 Effective your first day of employment, you (and your
--------                  spouse, registered domestic partner and/or eligible
                          dependents, if any) may at your election be covered under such health insurance plan as covers the Company's employees, subject to applicable exclusions and limitations. You are eligible to participate in all other perquisite and benefit arrangements generally made available by the Company to employees,

Employment Offer Letter
Michael Inglese
Page 2


                          subject to the terms of such plans or programs. Each such benefit is subject to modification, including elimination, from to time, at the Company's sole discretion.

                          In addition, the Company shall pay or reimburse to you for up to $5,000 in legal fees and $2,000 in accounting fees incurred by you in seeking advice on this Agreement and related agreements.

Vacation:                 20 days per year (prorated for 2007) in accordance
---------                 with the Company's vacation policy applicable to
                          employees, as amended from time to time.

Policies and Procedures: You agree to comply fully with all of the Company's ------------------------ policies and procedures applicable to employees, as amended from time to time, copies of which shall be provided to you or made available to you by electronic means.


Certain Definitions:      "Cause" means (i) the continued failure by you
--------------------      substantially to perform your duties and obligations
                          to the Company, including without limitation, repeated refusal to follow the reasonable directions of the Company, knowing violation of law in the course of performance of the duties of your employment with the Company (or any subsidiary or affiliate), engaging in misconduct which is materially injurious to the Company (or any subsidiary or affiliate), repeated absences from work without a reasonable excuse, or intoxication with alcohol or illegal drugs while on the Company's
                          (or any subsidiary's or affiliate's) premises during regular business hours, which alcohol intoxication prevents you from performing your duties (other than any such failure resulting from your incapacity due to physical or mental illness), provided that, with respect to a continued failure substantially to perform your duties and obligations to the Company which does not include any of the specific actions listed in this clause (i), you have received written notice of such failure and have not cured such failure within 30 days of receiving such notice;
                          (ii) fraud or material dishonesty against the Company or any subsidiary or affiliate; (iii) a conviction or plea of guilty or nolo contendere for the commission of a felony or a crime involving material dishonesty; or (iv) your willful failure to comply with any material policies or procedures of the Company as in effect from time to time provided that you shall have been delivered a copy of such policies or notice that they have been posted on a Company, subsidiary or affiliate website prior to such compliance failure, and provided that you have received written notice of such compliance failure and have not cured such failure within 30 days of receiving such notice; or (v) your commission of any material breach of any of the provisions or covenants hereof, provided that you have received written notice of such material breach and, if such material breach is curable, have not cured such material breach within 30 days of receiving such notice.

                          With respect to any grants made to you under the Amended and Restated Aircastle Limited 2005 Equity and Incentive Plan, the foregoing definition of "Cause" shall override the definition of "Cause" in such Plan.

                          "Good Reason" means (i) the Company's failure to pay any portion of base salary or other agreed payments within 30 days after the same are due; (ii) a requirement for

Employment Offer Letter
Michael Inglese
Page 3


                          you to report to anyone other than the Chief
                          Executive Officer or President or the Board of Directors (or committee thereof) of the Company;
                          (iii) if you shall receive less than $600,000 in base salary, discretionary bonus and dividends on unvested Aircastle Limited shares (if any) in any calendar year, and shall resign within 60 days following the end of such calendar year; (iv) any change in your title as Chief Financial Officer or any material diminution in duties and responsibilities; or (v) any relocation of your principal place of employment beyond the limits described in Location above.

Employment                You are an at-will employee. This employment offer
Relationship:             letter is not a contract of employment for any
-------------             specific period of time, and your employment may be
                          terminated by you or by the Company at any time for any reason, no reason with or without prior notice or Cause. Notwithstanding the foregoing, you agree to provide the Company with at least 30 days advance written notice of any resignation.


                          In the event that you are terminated by the Company, then, provided you sign a separation agreement prepared by the Company which includes a general release of claims against the Company and its subsidiaries and affiliates (a "Separation Agreement"), but which otherwise does not increase any of your post-termination obligations (whether under this letter or the Agreement (as defined below)):

                             (i) if you are terminated without Cause, then:

                                 (a)   an amount equal to one year's
                                       then-current salary, such amount to be
                                       paid within thirty (30) days of such
                                       termination; and

                                 (b)   if such termination occurs at any time
                                       after your Start Date and prior to the
                                       date on which you have been paid your
                                       Guaranteed 2007 Bonus in full, you shall be paid an amount equal to that portion of your Guaranteed 2007 Bonus which then remains unpaid (in addition to any base salary or dividends that you may have already received), such amount to be paid within thirty (30) days of such termination; and

                            (ii) if you are terminated for any other reason
                                 (including Cause, or because of your death or disability), then no termination payments shall be made by the Company; provided that if your employment is terminated because of your death or disability prior to receiving the Guaranteed 2007 Bonus in full, you will be entitled to receive a pro rata portion of the Guaranteed 2007 Bonus, based on the number of days elapsed between the Start Date and such termination as compared to the number of days between the Start Date and December 31, 2007 (to the extent that such pro rata portion exceeds any portion of the Guaranteed 2007 Bonus which has already been paid), such pro rata portion to be paid within thirty (30) days of such termination.

                          If you resign from the Company with Good Reason, then clause (i) above will apply as if you were terminated without Cause. If you resign for any other reason, then no termination payments shall be made by the Company.

                          Notwithstanding the foregoing provisions as to the timing of payments following

Employment Offer Letter
Michael Inglese
Page 4


                          termination, if payment of a specified amount within the stated time period would result in the imposition of a tax on you by reason of the application of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay the specified amount to you on the earliest subsequent date that will avoid the imposition of a tax under Section 409A of the Code.

Your Representations:     You represent that:
---------------------
                             (i) you are free to be employed hereunder without
                                 any contractual restrictions, express or implied, with respect to any of your prior employer(s).

                            (ii) you have not taken or otherwise
                                 misappropriated and you do not have in your possession or control any confidential or proprietary information belonging to any of your prior employer(s) or connected with or derived from your services to prior employer(s), and you have returned to all prior employers any and all such confidential or proprietary information.

                           (iii) the Company and its affiliates (the "Aircastle
                                 Group") have informed you that you are not to use or cause the use of such confidential or proprietary information in any manner whatsoever in connection with your employment by the Company or any affiliate, and that you have agreed and hereby do agree that you will not use any such confidential or proprietary information.

Certain Covenants:        Enclosed is a Confidentiality, Developments and
------------------        No-solicitation Agreement ("Agreement") for your
                          review and execution. Your execution of the Agreement is a term and condition of employment and must be presented on your Start Date.

Entire Offer:             This letter contains the entire terms of the Company's
------------              employment offer and supersedes all
                          prior statements, promises, agreements, covenants, arrangements, communications, representations or warranties, whether oral or written by any office, manager, employee or representative of the Company and is not subject to modification, except in writing signed by the parties. In addition, you represent and agree that you shall not be entitled to any equity interest, profits interest or other interest in any member of the Aircastle Group
                          (including any fund or other business managed by it or any of its affiliates) except as set forth in a writing signed by the Company. The Company's affiliates are intended beneficiaries of your agreement in this regard.

Governing Law;            The Company's offer of employment shall be governed
Jurisdiction:             by and construed in accordance with the laws of the
-------------             State of Connecticut without regard to the
                          principles of conflicts of law thereof. THE PARTIES
                          HEREBY AGREE THAT EXCLUSIVE JURISDICTION WILL BE IN
                          A COURT OF COMPETENT JURISDICTION IN THE CITY OF
                          STAMFORD, CONNECTICUT, AND HEREBY WAIVE OBJECTION TO
                          THE JURISDICTION OR TO THE LAYING OF VENUE IN ANY
                          SUCH COURT.

                       *        *        *        *

Employment Offer Letter
Michael Inglese
Page 5


We look forward to a successful employment relationship with you. If the foregoing terms of employment are acceptable, please so indicate by signing in the space provided below and returning to us an executed copy of this letter agreement on or prior to April 12, 2007, the date on which the offer of employment set out in this letter agreement shall expire if not accepted by you.

Very truly yours,

AIRCASTLE ADVISOR LLC


By: /s/ Ron Wainshal
   ------------------------------

Accepted and agreed to, this 12th day of April, 2007:


/s/ Michael Inglese
---------------------------------
MICHAEL INGLESE